Exhibit 10.1

EFI 2014 Section 16 Officer—Executive Performance Bonus Program

We are pleased to offer you participation in the EFI 2014 Executive Performance Bonus Program (the “Program”) on the terms set forth below.

Each participant (the “Participant”) in the Program will, provided that the Participant remains employed by EFI through the date of grant of such awards, be granted an award of restricted stock units that is subject to vesting requirements based on the performance of Electronics For Imaging, Inc. (“EFI” or the “Company”) for 2014 and the Participant’s continued employment as set forth below. In addition, each Participant has an opportunity to earn a cash accelerator bonus based upon the performance of the Company for 2014 and the Participant’s continued employment as set forth below.

Performance Equity Bonus Terms

•	Per the approval by the Company’s Compensation Committee (the “Compensation Committee”) and subject to your continued employment with the Company through the date of grant, you will be granted two performance-based restricted stock unit (“RSU”) awards with respect to the Program. The first RSU award will be eligible to vest based on the Company’s non-GAAP operating income for 2014 and your continued employment as set forth below (“Operating Income RSUs”). The second RSU award will be eligible to vest based on the Company’s revenue for 2014 and your continued employment as set forth below (“Revenue RSUs”). In addition, no portion of the Revenue RSUs will vest if the RSU threshold operating income goal (identified in the table below) is not achieved for 2014.

•	The total number of RSUs that you will be granted will equal your “Equity Bonus Eligibility” amount (expressed in U.S. Dollars) set forth below, divided by the closing price of EFI’s common stock on January 17, 2014. Fifty percent (50%) of your total RSUs will be Operating Income RSUs and fifty percent (50%) of your total RSUs will be Revenue RSUs, in each case rounded down to the nearest whole share.

•	The RSUs will be granted under and will be subject to the terms and conditions of EFI’s 2009 Equity Incentive Award Plan, as amended (the “2009 Equity Plan”) and the Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement used by EFI to evidence RSU awards granted under the 2009 Equity Plan, except as otherwise expressly set forth herein. Each RSU Award will have a grant date that is the grant date that the Compensation Committee approves such award (the “Grant Date”). The RSU awards are also subject to the individual and other share limits of the 2009 Plan.

•	The Compensation Committee will meet during the first quarter of 2015 to determine whether (and the extent to which) the performance conditions applicable to the RSUs were achieved for 2014 (the date on which the Compensation Committee makes such determination is referred to as the “Determination Date”). Subject to your continued employment by the Company through the applicable Vesting Date, if the Compensation Committee determines that the applicable performance condition related to the RSUs was achieved for 2014, the related RSUs will vest (the “Vesting Date”) on the later of (1) the first anniversary of the Grant Date or (2) the Determination Date. In the event any performance condition applicable to an RSU is not satisfied, the RSU will be deemed to have been forfeited.

Performance Cash Accelerator Bonus Terms

•	Your “target” cash accelerator bonus opportunity for 2014 is set forth below.

•	Subject to approval by the Compensation Committee and to your continued employment by the Company through the Vesting Date applicable to your RSU awards referred to above, your cash accelerator bonus for 2014 will be based on your target cash accelerator bonus opportunity and the Company’s performance for 2014 against non-GAAP operating income and revenue goals as set forth below. In addition, in no event will you be entitled to any cash accelerator bonus for 2014 unless both the Cash Accelerator Bonus threshold operating income and the Cash Accelerator Bonus threshold revenue for the Company are achieved for 2014, as set forth below.

•	On the Determination Date referred to above, the Compensation Committee will also determine whether (and the extent to which) the performance conditions applicable to your cash accelerator bonus opportunity were achieved for 2014. Any cash accelerator bonus payment due to you for 2014 will be paid after the Vesting Date of your RSU awards granted with respect to this Program. Payment will be subject to applicable tax withholding.

•	The Cash Accelerator Bonus will be paid under and will be subject to the terms and conditions of Article 9 of EFI’s 2009 Equity Plan.

Performance Targets and Equity and Cash Accelerator Target Bonus

Your Equity Bonus Eligibility amount and Target Cash Bonus Opportunity are set forth below.

Equity Bonus Eligibility: [$]

Target Cash Bonus Opportunity: [$]

The performance goals applicable to your RSUs and cash bonus opportunity are set forth below. In no event will any portion of your RSUs vest unless the RSU threshold level of operating income set forth below is achieved by the Company in 2014. In no event will you be entitled to any portion of your cash accelerator bonus opportunity unless both the cash accelerator bonus threshold level of revenue and the cash accelerator bonus threshold level of operating income set forth below are achieved by the Company in 2014.

Performance Metric	RSU Threshold		RSU Target		Cash Accelerator Threshold		Cash Accelerator Target
Revenue (millions)	$	__M	$	__M	$	__M	$	__M
Non-GAAP Operating Income (millions)	$	__M	$	__M	$	__M	$	__M

The number of Revenue RSUs that will vest will be determined based on the Company’s achieved revenue for 2014 as certified by the Compensation Committee. If the RSU threshold levels are achieved, the Revenue RSUs will vest on a pro-rata, straight-line basis between 0% and 100% vesting, starting at the RSU threshold revenue level up to the RSU target revenue level. In other words, none of the Revenue RSUs will vest at the threshold level; from there, the percentage of Revenue RSUs that vest will increase on a straight-line basis up to 100% at the target level.

The number of Operating Income RSUs that will vest will be determined based on the Company’s achieved operating income for 2014 as certified by the Compensation Committee. If the RSU operating income threshold level is achieved, the Operating Income RSUs will vest on a pro rata, straight-line basis between 0% and 100% vesting, starting at the RSU threshold operating income level up to the RSU target operating income level. In other words, none of the Operating Income RSUs will vest at the threshold level; from there, the percentage of Operating Income RSUs that vest will increase on a straight-line basis up to 100% at the target level.

In each case, the number of RSUs that vest (if any) will be rounded down to the nearest whole share.

The amount of your cash accelerator bonus opportunity will be determined based on the Company’s achieved revenue and the Company’s achieved operating income for 2014 as certified by the Compensation Committee. No cash accelerator bonus will be paid unless both cash bonus thresholds are achieved.

If both cash bonus threshold levels are achieved, then:

50% of your target cash accelerator bonus amount will be determined based on the Company’s achieved revenue. This portion of your target cash accelerator bonus opportunity will be paid on a pro-rata, straight-line basis from zero to 100%, starting at the cash accelerator bonus threshold revenue level up to the cash accelerator bonus target revenue level. In other words, none of this portion of the cash accelerator bonus will be paid for revenue at the threshold level; from there, the percentage of this portion of the cash accelerator bonus that will be paid will increase on a straight-line basis up to 100% of this portion at the target level; and

50% of your target cash accelerator bonus amount will be determined based on the Company’s achieved operating income. This portion of your target cash accelerator bonus opportunity will be paid on a pro-rata, straight-line basis from zero to 100%, starting at the cash accelerator bonus threshold operating income level up to the cash accelerator bonus target operating income level. In other words, none of this portion of the cash accelerator bonus will be paid for operating income at the threshold level; from there, the percentage of this portion of the cash accelerator bonus that will be paid will increase on a straight-line basis up to 100% at the target level.

In addition, the Committee has the discretion to decrease (but not increase) the amount of the cash accelerator bonus (if any) payable related to revenue in the event that such revenue is not, in the Committee’s judgment, delivering appropriate levels of profitability. In each case, vesting of any RSUs and earning of any cash accelerator bonus is subject to your continued employment in good standing through the Vesting Date.

Non-GAAP Operating Income is defined as operating income determined in accordance with GAAP, as adjusted to remove the impact of certain recurring and non-recurring expenses and the tax effect of these adjustments, in each case consistent with the determination of non-GAAP operating income in the Company’s financial reporting.

Maximum Award—In no event shall any RSU award vest with respect to more than 100% of the RSUs subject to such award. In no event will more than 100% of your target cash accelerator bonus become payable.

Adjustments—The Committee shall, to the extent it determines appropriate in order to preserve the intended incentives, adjust (1) the performance thresholds and targets set forth above to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, the financial statement impact of changes in capital structure, mergers, acquisitions, dispositions, and similar transactions, and changes in applicable accounting rules, and/or (2) the calculation of the 2014 Company’s performance metric in order to more properly reflect the Company’s actual performance against the thresholds and targets to mitigate for items such as currency fluctuations or backlogs.

Other Terms

Termination of Employment

Except as may otherwise be expressly provided below, in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement (as to RSUs), or your written employment agreement (if any) with the Company, you will have no right to any cash accelerator bonus for 2014 and no right to any payment with respect to your RSUs for 2014 (and your RSUs will automatically and immediately terminate) should you cease to be employed by the Company or one of its subsidiaries before the Vesting Date set forth above (regardless of the reason for such termination of employment).

Notwithstanding anything to the contrary in the applicable Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement or your written employment agreement (if any) with the Company, if you are involuntarily terminated Without Cause or are terminated for Good Reason outside of a Change of Control (as these terms are defined in the applicable employment agreement), you will be eligible for (i) pro-rata vesting of your RSUs related to this Program and (ii) a pro-rata payment of your 2014 cash accelerator bonus. The pro-rata RSU vesting and pro-rata bonus will be determined with respect to the number of RSUs that would have vested and amount of cash accelerator bonus that would have been payable under this Program, respectively, had your employment continued through the Vesting Date, in each case multiplied by a fraction (x) the numerator of which is the number of whole months you were employed by the Company during 2014, and (y) the denominator of which is twelve. Payment of such pro-rata amounts will be made at the same time that payment would have been made had you continued to be employed through the Vesting Date. In the event that you are entitled to a pro-rata payment of your RSUs, payment will be made in cash (as opposed to shares or other property) with the cash payment in respect of a vested RSU to equal (subject to applicable tax withholding) the closing price of a share of EFI common stock on the Determination Date.

With respect to any RSUs granted under this Program, in the event of any conflict between the provisions of your employment agreement regarding acceleration of performance equity outside of a Change of Control and this Program, this Program shall control.

No Right to Continued Employment

Nothing contained in this Program, the RSUs, or any related document constitutes an employment or service commitment by the Company (or any affiliate), affects your status (if you are employed at will) as an employee at will who is subject to termination at any time and for any reason, confers upon you any right to remain employed by or in service to the Company (or any affiliate), or interferes in any way with the right of the Company (or any affiliate) to terminate your employment or to change your compensation or other terms of employment at any time.

Administration

The Compensation Committee will administer this Program. The Compensation Committee has the authority to construe and interpret this Program and any agreement or other document relating to this Program. All actions taken and all interpretations and determinations made by the Compensation Committee in respect of such documents and matters shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Amendment

This Program may not be amended other than in writing signed by an authorized officer of the Company, upon approval of the Compensation Committee, as required.

Clawback Policy

This Program, the RSU Awards, any securities or other consideration you may receive in payment of or with respect to the RSU Awards, as well as any cash bonus or bonus opportunity under this Program, is subject to the terms of the EFI recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of your bonus, awards or any shares of stock or other cash or property received with respect to your bonus or awards (including any value received from a disposition of any shares of stock you may receive in payment of the RSU Awards).

Construction

The RSU Awards and cash accelerator bonus contemplated above are intended as qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. This Program, the RSU Awards, and the cash bonus opportunities contemplated above are also intended to satisfy, and not be subject to any tax, penalty or interest under, Section 409A of the Internal Revenue Code. These arrangements shall be construed in accordance with such intents.

I have read and understand the terms of this Program and the documents referred to herein and agree to these terms and the terms of such other documents.

[Participant Name]	[Date]